Exhibit 99.1

WOW! REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS

Full year High-Speed Data Revenue of $430.4 million, up 4% from 2022

ENGLEWOOD, Colo. (March 13, 2024) – WideOpenWest, Inc. (“WOW!” or the “Company”) (NYSE: WOW), one of the nation's leading broadband providers, with an efficient, high-performing network that passes nearly 2.0 million residential, business and wholesale consumers, today announced financial and operating results for the quarter and year ended December 31, 2023.

Financial Highlights (1)

●	Fourth quarter Total Revenue of $168.8 million, a decrease of $11.7 million, or 6%, compared to the fourth quarter of 2022
●	Full year Total Revenue of $686.7 million, a decrease of $18.2 million, or 3%, compared to the corresponding period of 2022
●	Fourth quarter HSD Revenue totaled $108.7 million, an increase of $1.6 million, or 1% compared to fourth quarter of 2022
●	Full year HSD Revenue totaled $430.4 million, an increase of $18.3 million, or 4%, compared to the corresponding period of 2022
●	Net Loss was $43.5 million and $287.7 million for the quarter and year ended December 31, 2023
●	Fourth quarter Adjusted EBITDA was $71.2 million, a decrease of $3.4 million, or 4.6%, compared to the fourth quarter of 2022
●	Full year Adjusted EBITDA was $275.4 million, a decrease of $4.7 million, or 1.7%, compared to the corresponding period of 2022
●	Passed approximately 48,400 new homes in Central Florida and South Carolina as well as Edge-outs through December 31, 2023

(1)	Refer to “Non-GAAP Financial Measures” “Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures,” and “Subscriber Information” in this Press Release for definitions and information related to Adjusted EBITDA and reconciliation of non-GAAP measures to the closest comparable GAAP measures and why our management thinks it is beneficial to present such non-GAAP measures.

"We continue to make great progress in our expansion markets, passing 48,400 homes in 2023, including nearly 23,000 in the fourth quarter, the most robust quarterly expansion of our network in our 25-year history, which puts us in a strong position to grow our footprint and subscriber base in 2024," said Teresa Elder, WOW!'s CEO. "The momentum in our new markets is also helping to drive our financial results which included a four percent increase in our HSD revenue in 2023."

"Our financial results this year continue to reflect the progress we are making as a broadband-first company including full-year HSD revenue growth and an Adjusted EBITDA Margin of 40.1%," said John Rego, WOW!'s CFO. "With continued HSD ARPU growth and record fourth quarter Adjusted EBITDA margins, we are seeing significant momentum as we move into 2024."

Revenue

Total Revenue was $168.8 million and $686.7 million for the quarter and year ended December 31, 2023, down $11.7 million and $18.2 million as compared to the corresponding periods in 2022.

Total Subscription Revenue for the quarter and year ended December 31, 2023 was $155.5 million and $635.6 million, down $7.6 million, or 5%, and $13.1 million, or 2%, as compared to the corresponding periods in 2022. The decreases were primarily driven by a shift in service offering mix, as we continue to experience a reduction in Video and Telephony RGUs, coupled with a decrease in volume across all services. These decreases were partially offset by increases in average revenue per unit (“ARPU”), driven by rate increases issued in 2023, coupled with the increased purchases of higher HSD speed tiers.

Other Business Services Revenue from continuing operations totaled $5.3 million and $21.0 million for the quarter and year ended December 31, 2023, up $0.2 million, or 4%, and down $0.2 million, or 1%, as compared to the corresponding periods in 2022. The increase during the quarter-to-date period was due to slight increases in wholesale revenue and the decrease for the year-to-date period was primarily due to decreases in data center revenue, partially offset by increases in wholesale revenue.

Other Revenue totaled $8.0 million and $30.1 million for the quarter and year ended December 31, 2023, down $4.3 million, or 35%, and $4.9 million, or 14%, compared to the corresponding periods in 2022.  The decreases are primarily due to decreases in advertising, other miscellaneous and line assurance revenue, partially offset by an increase in paper statement fee revenue. During the quarter and year ended December 31, 2022, the Company had a one-time receipt of government grant revenue.

Costs and Expenses

Operating Expenses (excluding Depreciation and Amortization) totaled $71.7 million and $301.0 million for the quarter and year ended December 31, 2023, down $5.9 million, or 8%, and $26.0 million, or 8%, compared to the corresponding periods in 2022.  The decrease is primarily driven by decreases in direct operating expense, specifically programming expense, which aligns with the reduction in Video RGUs between periods and increases in capital labor and decreases in compensation expense, partially offset by increases in bad debt expense and hardware and software expenses.

Selling, General, and Administrative totaled $33.8 million and $200.4 million for the quarter and year ended December 31, 2023, down $14.3 million, or 30%, and up $35.0 million, or 21%, compared to the corresponding periods in 2022. The decrease for the quarter-to-date period is primarily due to decreases in restructuring costs related to employee severance, compensation expense, and stock compensation, partially offset by professional service fees. The increase for the year-to-date period is primarily driven by the patent litigation settlement and increases in restructuring costs related to employee severance and professional fees, partially offset by decreases in stock compensation and certain cash compensation expenses.

Net Loss

Net Loss for the quarter and year ended December 31, 2023 was $43.5 million and $287.7 million, compared to $12.7 million and $2.5 million for the quarter and year ended December 31, 2022. The net profit margin was (25.8)% and (41.9)% for the quarter and year ended December 31, 2023 as compared to a net profit margin of (7.0%) and (0.4%) for the quarter and year ended December 31, 2022. Net Loss for the quarter and year ended December 31, 2023 was primarily driven by the $47.0 million and $306.8 million non-cash impairment charge on intangible assets, respectively.

Adjusted EBITDA

Adjusted EBITDA for the quarter and year ended December 31, 2023 was $71.2 million and $275.4 million, a decrease of $3.4 million and $4.7 million, compared to the corresponding periods in 2022. Adjusted EBITDA Margin was 42.2% and 40.1% for the quarter and year ended December 31, 2023 as compared to 41.3% and 39.7% for the quarter and year ended December 31, 2022.

Subscribers

WOW! reported Total Subscribers of 504,100 as of December 31, 2023, a decrease of 26,500 compared to December 31, 2022, down 13,300 compared to September 30, 2023. HSD RGUs totaled 490,100 as of December 31, 2023, a decrease of 21,500 compared to December 31, 2022, down 13,300 compared to September 30, 2023.

Market Expansion

Market Expansion projects reached a total of 48,400 additional homes passed at December 31, 2023, including 30,400 additional homes in Greenfield markets and 18,000 additional new homes passed through Edge-Outs, as compared to the year ended December 31, 2022. These initiatives added 7,400 Subscribers in 2023 which represents a 15.3% total penetration rate across market expansion projects in 2023.

The 2021 Edge-Out projects include 1,000 Subscribers, which represents 47.6% penetration on such nodes. The 2022 Edge-Out projects include 900 Subscribers, which represents 31.0% penetration on such nodes.

Capital Expenditures

Capital Expenditures totaled $268.9 million for the year ended December 31, 2023, representing a $101.7 million, or 61%, increase compared to the year ended December 31, 2022. The increase is primarily related to an increase in line extensions and scalable infrastructure as we focus on expanding our network through our greenfield initiatives. Core Capital Expenditures, or total capital expenditures excluding expansion capital expenditures, equated to 20% of Total Revenue for the year ended December 31, 2023.

Liquidity and Leverage

As of December 31, 2023, the total outstanding amount of long-term debt and finance lease obligations was $934.5 million, and cash and cash equivalents were $23.4 million. Total Net Leverage as of December 31, 2023 was 3.3x on a LTM Adjusted EBITDA basis and undrawn revolver capacity totaled $44.3 million.

First Quarter 2024 Guidance

Q1 2024
HSD Revenue	$104.0 - $107.0 million
Total Revenue	$159.0 - $162.0 million
Adjusted EBITDA	$64.0 - $67.0 million

HSD net additions	(2,000) - (500)

Webcast

WOW! will host a webcast on Wednesday, March 13, 2024, at 8:00 a.m. Eastern to discuss the operating and financial results contained in this press release. The conference call and webcast will be broadcast live on the Company’s investor relations website at ir.wowway.com. Those parties interested in participating can use the information as follows:

Call Date:	Wednesday, March 13, 2024	Call Time:	8:00 a.m. Eastern
Dial In:	(800) 715-9871	International:	(646) 307-1963
Conf. ID:	9830786

A replay of the call will be available on the investor relations website or by telephone. To access the telephone replay, which will be available until March 27, 2024 at 11:59 p.m. ET, please dial (800) 770-2030 or (609) 800-9909 and use conference ID 9830786.

WIDEOPENWEST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

	December 31,	December 31,
	2023	2022

	(in millions, except share data)
Assets
Current assets
Cash and cash equivalents	$23.4	$31.0
Accounts receivable—trade, net of allowance for doubtful accounts of $6.7 and $4.3, respectively	38.8	39.9
Accounts receivable—other, net	9.5	12.2
Prepaid expenses and other	38.5	37.8
Total current assets	110.2	120.9
Right-of-use lease assets—operating	20.1	15.0
Property, plant and equipment, net	830.4	725.8
Franchise operating rights	278.3	585.1
Goodwill	225.1	225.1
Intangible assets subject to amortization, net	1.0	1.3
Other non-current assets	49.6	44.2
Total assets	$1,514.7	$1,717.4
Liabilities and stockholders’ equity
Current liabilities
Accounts payable—trade	$59.5	$46.1
Accrued interest	1.6	0.1
Current portion of long-term lease liability—operating	4.3	4.9
Accrued liabilities and other	60.0	68.7
Current portion of long-term debt and finance lease obligations	18.8	17.7
Current portion of unearned service revenue	25.4	27.2
Total current liabilities	169.6	164.7
Long-term debt and finance lease obligations—less current portion and debt issuance costs	915.7	725.0
Long-term lease liability—operating	18.0	11.6
Deferred income taxes, net	125.7	225.3
Other non-current liabilities	27.5	15.7
Total liabilities	1,256.5	1,142.3
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 98,594,629 and 96,830,312 issued as of December 31, 2023 and December 31, 2022, respectively; 83,557,786 and 86,417,733 outstanding as of December 31, 2023 and December 31, 2022, respectively	1.0	1.0
Additional paid-in capital	391.8	374.7
Accumulated income	20.3	308.0
Treasury stock at cost, 15,036,843 and 10,412,579 shares as of December 31, 2023 and December 31, 2022, respectively	(154.9)	(108.6)
Total stockholders’ equity	258.2	575.1
Total liabilities and stockholders’ equity	$1,514.7	$1,717.4

WIDEOPENWEST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS AND YEAR ENDED

(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2023	2022	2023	2022

	(in millions, except for share data)
Revenue:
HSD	$108.7	$107.1	$430.4	$412.1
Video	35.0	43.6	157.6	185.2
Telephony	11.8	12.4	47.6	51.4
Total subscription services revenue	155.5	163.1	635.6	648.7
Other business services	5.3	5.1	21.0	21.2
Other	8.0	12.3	30.1	35.0
Total revenue	168.8	180.5	686.7	704.9

Costs and expenses:
Operating (excluding depreciation and amortization)	71.7	77.6	301.0	327.0
Selling, general and administrative	33.8	48.1	200.4	165.4
Depreciation and amortization	51.9	45.3	193.5	178.2
Impairment losses on intangibles	47.0	35.0	306.8	35.0
	204.4	206.0	1,001.7	705.6
Loss from operations	(35.6)	(25.5)	(315.0)	(0.7)
Other income (expense):
Interest expense	(20.0)	(12.9)	(71.1)	(38.7)
Other income, net	0.4	0.9	2.3	16.6
Loss from operations before provision for income tax	(55.2)	(37.5)	(383.8)	(22.8)
Income tax benefit	11.7	24.8	96.1	20.3
Net loss	$(43.5)	$(12.7)	$(287.7)	$(2.5)

Basic
Basic	$(0.54)	$(0.15)	$(3.53)	$(0.03)
Diluted	$(0.54)	$(0.15)	$(3.53)	$(0.03)
Weighted-average common shares outstanding
Basic	80,999,350	83,993,031	81,595,766	83,930,984
Diluted	80,999,350	83,993,031	81,595,766	83,930,984

WIDEOPENWEST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Year ended
	December 31,
	2023	2022

	(in millions)
Cash flows from operating activities:
Net (loss) income	$(287.7)	$(2.5)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	193.1	179.3
Deferred income taxes	(99.6)	(32.2)
Provision for doubtful accounts	12.7	6.0
Loss (gain) on sale of assets, net	0.3	—
Loss (gain) on sale of operating assets, net	0.4	(1.1)
Amortization of debt issuance costs and discount	1.7	1.7
Impairment losses on intangibles	306.8	35.0
Non-cash compensation	16.8	25.8
Other non-cash items	(0.2)	(0.1)
Changes in operating assets and liabilities:
Receivables and other operating assets	(15.0)	(14.3)
Payables and accruals	5.8	(163.8)
Net cash provided by operating activities	$135.1	$33.8
Cash flows from investing activities:
Capital expenditures	(268.9)	(167.2)
Other investing activities	0.1	1.4
Net cash (used in) provided by investing activities	$(268.8)	$(165.8)
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net	$202.0	$9.0
Payments on long-term debt and finance lease obligations	(29.6)	(19.8)
Purchase of shares	(46.3)	(19.4)
Net cash provided by (used in) financing activities	$126.1	$(30.2)
Increase (decrease) in cash and cash equivalents	(7.6)	(162.2)
Cash and cash equivalents, beginning of period	31.0	193.2
Cash and cash equivalents, end of period	$23.4	$31.0
Supplemental disclosures of cash flow information:
Cash paid during the periods for interest	$67.5	$37.8
Cash paid during the periods for income taxes	$10.9	$147.5
Cash received during the periods for refunds of income taxes	$5.0	$1.7
Non-cash operating activities:
Operating lease additions	$11.0	$2.7
Non-cash financing activities:
Finance lease additions	$16.3	$10.3
Other financing arrangements	1.5	—
Capital expenditures within accounts payable and accruals	$42.6	$32.0

About WOW!

WOW! is one of the nation’s leading broadband providers, with an efficient, high-performing network that passes 1.9 million residential, business and wholesale consumers. WOW! provides services in 16 markets, primarily in the Midwest and Southeast, including Michigan, Alabama, Tennessee, South Carolina, Florida and Georgia. With an expansive portfolio of advanced services, including high-speed Internet services, cable TV, phone, business data, voice, and cloud services, the company is dedicated to providing outstanding service at affordable prices. WOW! also serves as a leader in exceptional human resources practices, having been recognized nine times by the National Association for Business Resources as a Best & Brightest Company to Work For, winning the award for the last five consecutive years. Visit www.wowway.com for more information.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release that are not historical facts contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements represent our goals, beliefs, plans and expectations about our prospects for the future and other future events. Forward-looking statements include all statements that are not historical fact and can be identified by terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “anticipate,” “expect,” “believe,” “estimate,” “plan,” “project,” “predict,” “potential,” or the negative of these terms. Although these forward-looking statements reflect our good-faith belief and reasonable judgment based on current information, these statements are qualified by important factors, many of which are beyond our control that could cause our actual results to differ materially from those in the forward-looking statements. These factors and other risks that could cause our actual results to differ materially are set forth in the section entitled “Risk Factors” in our Annual Report filed on Form 10-K with the Securities and Exchange Commission (“SEC”) and other reports subsequently filed with the SEC. Given these uncertainties, you should not place undue reliance on any such forward-looking statements. The forward-looking statements included in this report are made as of the date hereof or the date specified herein, based on information available to us as of such date. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future.

Non-GAAP Financial Measures

The Company has included certain non-GAAP financial measures in this release, including Adjusted EBITDA. These terms, as defined herein, are not intended to be considered in isolation, as a substitute for, or superior to, the financial information prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”). These terms may vary from the use of similar terms by other companies in our industry due to different methods of calculation and therefore are not necessarily comparable.

We believe that these non-GAAP measures enhance an investor’s understanding of our financial performance. We believe that these non-GAAP measures are useful financial metrics to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. We believe that these non-GAAP measures provide investors with useful information for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake Capital Expenditures. We use these non-GAAP measures for business planning purposes and in measuring our performance relative to that of our competitors. We believe these non-GAAP measures are measures commonly used by investors to evaluate our performance and that of our competitors.

Adjusted EBITDA eliminates the impact of expenses that do not relate to overall business performance and is defined by WOW! as net income (loss) before interest expense, income taxes, depreciation and amortization (including impairments), impairment losses on intangibles and goodwill, write-off of any asset, loss on early extinguishment of debt, integration and restructuring expenses and all non-cash charges and expenses (including stock compensation expense) and certain other income and expenses. Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income or any other performance measures derived in accordance with GAAP as measures of operating performance, operating cash flows or liquidity.

Refer to “Reconciliations of GAAP Measures to Non-GAAP Measures” and the accompanying tables below for a reconciliation of Adjusted EBITDA to Net Income and Adjusted EBITDA margin to Net Profit margin which are the most directly comparable corresponding GAAP financial measures.

Subscriber Information

The Company uses the terms defined below throughout this release.

Homes passed are reported as the number of serviceable addresses, such as single residence homes, apartments and condominium units, and businesses passed by our broadband network and listed in our database.

We deliver multiple services to our customers, as such we report Total Subscribers as the number of Subscribers who receive at least one of our HSD, Video or Telephony services, without regard to which or how many services they subscribe. We define each of the individual HSD Subscribers, Video Subscribers and Telephony Subscribers as a Revenue Generating Unit (“RGU”).

While we take appropriate steps to ensure subscriber information is presented on a consistent and accurate basis at any given balance sheet date, we periodically review our policies in light of the variability we may encounter across our different markets due to the nature and pricing of products and services and billing systems. Accordingly, we may from time to time make appropriate adjustments to our subscriber information based on such reviews.

WIDEOPENWEST, INC. AND SUBSIDIARIES

Reconciliations of GAAP Measures to Non-GAAP Measures

(unaudited)

The following table provides a reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to Net (Loss) Income and Net Profit Margin for the periods presented:

	Three months ended		Year ended
	December 31,		December 31,
	2023	2022	2023	2022

	(in millions)
Net loss	$(43.5)	$(12.7)	$(287.7)	$(2.5)
Net Profit Margin	(25.8)%	(7.0)%	(41.9)%	(0.4)%

Plus: Depreciation and amortization	51.9	45.3	193.5	178.2
Impairment losses on intangibles	47.0	35.0	306.8	35.0
Interest expense	20.0	12.9	71.1	38.7
Non-recurring professional fees, M&A integration and restructuring expense	4.9	12.5	27.8	41.8
Patent litigation settlement	—	—	45.4	—
Non-cash stock compensation	2.9	7.3	16.8	25.8
Other income, net	(0.3)	(0.9)	(2.2)	(16.6)
Income tax benefit	(11.7)	(24.8)	(96.1)	(20.3)
Adjusted EBITDA	$71.2	$74.6	$275.4	$280.1
Adjusted EBITDA Margin	42.2%	41.3%	40.1%	39.7%

WIDEOPENWEST, INC. AND SUBSIDIARIES

Capital Expenditures and Subscriber Information

(unaudited)

The following table provides additional information regarding our Capital Expenditures for the periods presented:

	Three months ended		Year ended
	December 31,		December 31,
	2023	2022	2023	2022

	(in millions)
Scalable infrastructure	$35.4	$15.6	$80.1	$39.4
Customer premise equipment	17.4	16.5	65.7	64.6
Line extensions	13.1	10.1	70.2	26.8
Support capital and other	14.7	10.5	52.9	36.4
Total	$80.6	$52.7	$268.9	$167.2
Capital expenditures included in total related to:
Greenfields	$33.8	$10.7	$105.0	$21.5
Edge-outs	$3.4	$1.3	$13.4	$4.7
Business services	$3.6	$2.5	$14.0	$11.6

The following table provides an unaudited summary of our continuing operations subscriber information:

	December 31,	March 31,	June 30,	September 30,	December 31,
	2022	2023	2023	2023	2023
Homes Passed	1,886,000	1,885,700	1,892,600	1,905,600	1,932,200
Total Subscribers	530,600	527,300	522,400	517,400	504,100
HSD RGUs	511,600	508,700	507,800	503,400	490,100
Video RGUs	123,200	117,100	110,000	100,800	90,800
Telephony RGUs	89,900	87,700	85,300	82,700	79,500
Total RGUs	724,700	713,500	703,100	686,900	660,400

Additional Information Available on Website:

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2023, which will be posted on our investor relations website at ir.wowway.com, when it is filed with the SEC. A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available on our website.

Contact:
Andrew Posen
Vice President, Head of Investor Relations
303-927-4935
andrew.posen@wowinc.com

Debra Havins

Vice President, Corporate Communications

720-527-8214

debra.havins@wowinc.com